Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Checkpoint Therapeutics, Inc.

Waltham, MA

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-251005) and Form S-8 (No. 333-216856, No. 333-221488 and No. 333-251000) of Checkpoint Therapeutics, Inc. of our report dated March 28, 2022, relating to the financial statements which appears in this Annual Report on Form 10-K.

/s/ BDO USA, LLP

New York, NY
March 28, 2022